EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
First Northern Community Bancorp

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-37874, No. 333-136977, No. 333-207951, and No. 333-262318) of First Northern Community Bancorp of our report dated March 11, 2022, relating to the consolidated financial statements of First Northern Community Bancorp as of December 31, 2021 and 2020 and for the years then ended December 31, 2021, which report appears in the Annual Report on Form 10-K of First Northern Community Bancorp for the year ended December 31, 2021.

/s/ Moss Adams LLP

Sacramento, California
March 11, 2022